EXHIBIT 7
                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT is executed on December ___, 1999, by and among Hillsborough Savings Bank, Inc., SSB, a state savings bank with its principal offices in Hillsborough, North Carolina its corporate successor, NBC Bank FSB, a federal savings bank, collectively referred to hereinafter as "NBC", "the Company" or "Employer" and D. Tyson Clayton (hereinafter "Employee").

                  Employer and Employee (collectively the "Parties") recite and declare:

                  A. Employee is currently employed as the President and Chief Executive Officer of Employer pursuant to an Employment Agreement dated December 7, 1995, as amended (the"Prior Contract").

                  B. The Parties desire to terminate the Prior Contract and to commit to the following terms and conditions for Employee's future employment.

                  For the reasons set forth above, and in consideration of the mutual promises and agreements set forth in this Agreement, the Parties agree as follows:

                                    SECTION I
                                   EMPLOYMENT

                  Prior to the Effective Date, Employer shall continue to employ Employee as President and Chief Executive Officer of Employer, subject to the terms of this Agreement. After the Effective Date, Employer hereby agrees to employ Employee as President of NBC Bank, FSB (Hillsborough) and Employee hereby accepts and agrees to such employment, subject to the terms of this Agreement. During the term hereof, the Employee's physical office location shall be in the same space at 260 S. Churton Street, Hillsborough, North Carolina as prior to the Effective Date. As used herein, "Effective Date" means the calendar day on which Piedmont Bancorp, Inc. ("PBI") merges with and into National Commerce Bancorporation ("NCBC"). Employee shall not be required to travel frequently outside the Restricted Area without his consent.

                                   SECTION II
                                RESPONSIBILITIES

                  During the term of Employee's employment and subject to the terms of this Agreement, after the Effective Date Employee shall have the responsibility of functioning as President of NBC Bank (Hillsborough). In carrying out such functions, Employee shall report to the President of the North Carolina region of NBC Bank FSB (North Carolina).

                                   SECTION III
                                TERM OF AGREEMENT

                  The term of this Agreement shall commence on the Effective Date and continue for three (3) consecutive years. Upon the expiration of the initial three (3) year term of this Agreement, this Agreement shall be automatically renewed for periods of one (1) year at the end of each current term unless terminated as provided in Section VI of this Agreement.

                                   SECTION IV
                            COMPENSATION OF EMPLOYEE

                  Employer will compensate Employee for his services rendered pursuant to this Agreement as follows:

                  (a) Base Salary. Employer shall pay Employee an annual base salary of $107,000, payable bi-weekly, subject to normal withholding and payroll taxes. Employer at its sole discretion may increase the base salary from time to time. Any such increase shall be added to the then-current base salary and such amount shall thereafter constitute the base salary as referred to in this Agreement.

                  (b) Employee Benefits. Employee shall fully participate in the Employer's employee benefit plans (including those provided by NCBC), which benefits shall include the following:


                  (1) Medical, Dental and Group Term Life Insurance. Employee shall participate fully in medical, dental and group term life insurance provided by Employer to other employees, with benefits commensurate with the Employee's title and compensation. Medical, life and disability insurance will be provided without disruption as a result of any pre-existing medical conditions.

                  (2) Qualified Retirement Plan. Employee shall participate fully in all tax- qualified retirement plans provided by Employer to other
employees,   with  benefits   commensurate   with  the   Employee's   title  and
compensation.


                  (3) Incentive Compensation. Employee shall be entitled to additional annual cash compensation of 30% of his then-current base salary upon the attainment of commercially reasonable or mutually agreed prearranged plan performance goals established by John G. Stallings and William R. Reed, with the input and consultation of Employee.

                  (4) Vacation, Holidays and Sick Pay. Employee shall be entitled to paid vacation, holidays, and to sick pay as defined in Employer's written personnel policy available to all employees as updated from time to time. The Employee shall be deemed to be vested in all benefits available to his title or position immediately at the Effective Date, without any waiting or elimination period. The Employee shall be entitled, with pay, to additional vacation and sick days due to him at the day next preceding the Effective Date, which unused vacation days must be used within two years after the Effective Date.

                  (5) Expense Reimbursement. In addition to the Base Salary and any Incentive Compensation, the Employer shall reimburse Employee for all actual, normal out-of-pocket expenses that he reasonably incurs in connection with his duties hereunder during the term hereof.

                  (6) Professional Matters, Etc. The Employer agrees to assist and support Employee in maintaining and extending his professional education and activities. In this regard, the Employer shall reimburse Employee for all reasonable travel, accommodations, and out-of-pocket expenses incurred by Employee and his spouse in attending a reasonable number (not less than two) of banking conventions and educational programs provided by the North Carolina Bankers Association and the American Bankers Association in each year during the term hereof.

                  For purposes of this Article IV, the term "NCBC" means NCBC or the corporate affiliate(s) thereof through which benefits to NCBC's employees are principally provided. With respect to eligibility for, and vesting of, all employee benefits, Employee will be given credit for all prior service to Piedmont Bancorp, Inc. and its subsidiaries.

                                    SECTION V
                       CONFIDENTIALITY AND NONCOMPETITION

                  Except as required by law, Employee agrees that he will not at any time communicate or divulge to, or use for his benefit, or for the benefit of any other person, firm, association, or corporation, any information concerning Employer's business activities, including, without limitation, financial projections and models, costs and sales data, marketing plans and programs, customer lists, loan and deposit information, and methods of operations, or other confidential matters possessed, owned or used by Employer that have been or may be communicated to, acquired by, or learned of by him in the course of or as a result of his employment with Employer. All records, files, memoranda, reports, loan lists, customer and depositor information, drawings, plans, sketches, documents, equipment and other similar information relating to the business of Employer, which Employee shall develop, create, use, prepare or come into contact with shall remain the sole property of Employer, and shall be returned to Employer not later than the termination of Employee's employment. Publicly available information, or information learned outside the Employee's employment, as well as skills acquired by the Employee during the term of his employment shall not be deemed confidential.

                  Employee agrees that Employee will not, during the Restricted Period directly or by assisting others, conduct Company Activities in the Restricted Area, or otherwise engage in, have an equity or profit interest in, or render services in the Restricted Area, to any business that conducts any of the Company Activities in the Restricted Area. The term "Restricted Period" means the first two calendar years after the Effective Date or one year after the termination (other than a Non-Cause Termination (as defined herein)) of Employee's employment, whichever period is longer. The term "Restricted Area" shall mean the State of North Carolina. Notwithstanding anything in this Agreement to the contrary, Employee may acquire, collectively (directly or indirectly, through trusts or otherwise), up to five percent (5%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market. Employee acknowledges Employer conducts Company Activities with customers throughout the United States, and that to adequately protect the interests of Employer it is essential that any noncompetition covenant with respect thereto cover all Company Activities in the Restricted Area. The term "Company Activities"shall mean commercial banking, retail banking, and mortgage banking.

                  The parties further agree that if a judicial or arbitral determination is made that any of the provisions of this paragraph or of the preceding paragraph constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of this paragraph or such preceding paragraph shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Employee. In this regard, the parties hereby agree that any judicial or arbitral authority construing this Agreement shall be empowered to sever any portion of the Restricted Area, any prohibited business activity or any time period from the coverage of this paragraph and such preceding paragraph and to apply the provisions of this paragraph or such preceding paragraph to the remaining portion of the Restricted Area, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this paragraph or the preceding paragraph is determined not to be specifically enforceable, Employer shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Employee.

                                   SECTION VI
                                   TERMINATION

                  (a) Termination by Employer For Cause. Employer may terminate this Agreement for cause pursuant to notice in writing to Employee, specifying such cause with reasonable particularity. Employee shall have ten (10) days from receipt thereof in which to cure the act or omission complained of, unless the act or omission of its very nature cannot be cured within such period, in which event if the Employee shall have begun diligently working to cure such act or omission during such period, then the Employee shall have a reasonable period of time to effect such cure so long as the Employee continues to work diligently to accomplish such cure. If no cure has been or can be effected within the time allowed, this Agreement shall thereupon terminate.

                  For purposes hereof, "cause" shall be limited to:

                  (i) Any material act of self-dealing between Employer and Employee which is not disclosed in full to, and approved by, the Employer;

                  (ii) Deliberate falsification by Employee of any records or reports;

                  (iii) Fraud on the part of Employee against the Employer or any subsidiary or affiliate;

                  (iv) Theft, embezzlement or misappropriation by Employee of any funds of Employer, or conviction of any felony; or

                  (v) Personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provisions of this Employment Agreement.

                  In  the  event  of  Employee's   termination  for  cause,  all
compensation and benefits due under this Agreement shall terminate thirty (30) days from the effective date of termination.

                  It is agreed, however, that except for an occasion in which the Employer, in the exercise of its reasonable discretion, believes that Employee's removal upon the aforesaid ten (10) days' notice is necessary for the protection of the Employer, the Employer shall give Employee written notice of the violation or reason that it desires to terminate him and at least sixty (60) calendar days (exclusive of Federal and State holidays) to reasonably cure any violation or to address any other ground stated by the Employer in its written notice. The Employer's written notice shall describe the facts and circumstances of the alleged breach or violation in reasonable detail.

                  Any notice from the Employer to Employee concerning a "cause" for removal shall be deemed a demand for cure of the asserted breach or violation. The Employer may terminate Employee for the reasons specified in Subparagraph (a)(ii) through (a)(iv) immediately upon sending Employee written notice describing the facts and circumstances of the breach or violation in reasonable detail, but without giving Employee the opportunity to cure such violation(s) or breach(es). If Employee is acquitted, not convicted, or otherwise prevails in respect of the charges described in such Subparagraphs, he shall be entitled to either (x) back pay and reinstatement or (y) back pay plus the Termination Payment (as herein defined), at his election, and the provisions of Section V shall not apply unless the Employee chooses reinstatement under (x) above.

                  Employee shall be entitled to the Termination Payment, together with interest thereon at the judgment rate of interest, if the Employer terminates Employee's employment for any reason other than those set forth in this Paragraph VI(a).

                  Except as noted above, if Employer terminates Employee pursuant to this Section for the reasons specified in either Subparagraph (a)(i) or (a)(v), the provisions of Section V shall terminate. If Employer terminates Employee pursuant to this Section for the reasons specified in either Subparagraph (a)(ii); (a)(iii); or (a)(iv) the provisions of Section V shall apply.

                  (b) Termination by Employee For Cause. The Employee shall be authorized to terminate this Agreement for the following reasons:


                  (i) The Employer commits a material breach or violation of this Agreement, including any attempt to reassign the Employee to a different office or geographic area, which is not cured before the expiration of thirty (30) calendar days after written notice from Employee describing the facts and circumstances of the breach or violation in reasonable detail. Such notice shall be deemed a demand for cure of the breach or violation; and/or

                  (ii) The Employer persists, for a period of thirty (30) calendar days after written notice from Employee describing in reasonable detail the matter as to which he is complaining, in any attempt to require Employee to perform (or omit to perform) any act or engage (or omit to engage) in any conduct that would constitute illegal conduct or omission. Such notice shall be deemed a demand for the Employer to cease any such attempt.

                  If Employee terminates his employment pursuant to this section
(b), the non-competition provisions of Section V shall terminate.

                  If  Employee  terminates  his  employment  pursuant to Section
(b)(i) or (b)(ii), the Employee shall be entitled to Termination Payment pursuant to Section (c)(iii) herein.

                  (c) Termination by Either Party for Non-Cause or Other Reasons. Either party may terminate this Agreement upon ninety (90) days written notice to the other party for any reason. Termination pursuant to this section shall be referred to as a "Non-Cause Termination." Specifically, a "Non-Cause Termination" shall be any termination of the Employee's employment other than for cause, as defined in subparagraph VI(a) or IV(b) above.

                  (i)    Non-Cause  Termination  by  Employee.  In the  event of
                         termination pursuant to this section (c) by the Employee, all compensation and benefits due under this Agreement shall terminate on the effective date of termination. If Employee terminates his employment pursuant to this section (c), the non-competition provisions of Section V shall apply.

                  (ii) Non-Cause Termination by Employer. In the event of termination pursuant to this section (c) by Employer, liquidated damages shall be paid to Employee as specified in subsection (iii) herein and referred to herein as "Termination Payment."

                  (iii) Termination Payment. In the event of a Non-Cause Termination by Employer pursuant to Section (c)(ii) above, the Employer shall pay the Employee a lump sum severance amount, as liquidated damages, equal to the remaining salary (the"Termination Payment") due and payable for the remainder of the original term of this Agreement; all of Employee's benefits (such as retirement benefits, stock options, restricted stock grants and other employee benefits) shall immediately be vested and all health, life and disability insurance coverage shall continue through the end of the term of this Agreement as if there had been no termination and with health insurance continuing as set forth in
                         Section IV(b)(1); and the non-competition provisions of
                         Section V shall immediately terminate.

                  (d) Termination by Death. This Agreement shall automatically terminate upon the death of Employee. In such event, all compensation and benefits due under this Agreement shall terminate on Employee's death, except for benefits (such as life insurance or stock options) specified in separate written agreements or plans.

                  (e) Termination by Retirement. This Agreement shall automatically terminate three months after Employee's sixty-fifth (65th) birthday. In such event, all compensation and benefits due under this Agreement shall terminate on Employee's retirement. No non-competition agreement shall survive termination of the Employee's employment for the reason specified in this provision.

                  (f) Termination for Disability. Employer may terminate this Agreement in the event that Employee shall, during the term of this Agreement, become permanently disabled as defined in this section. Such option shall be exercised by Employer giving notice in writing to Employee of Employer's intention to terminate this Agreement on the last day of the month in which the notice is so mailed, with the same force and effect as if such last day of the month were the date originally set forth in this Agreement as the termination date of this Agreement. In such event, all compensation and benefits due under this Agreement shall terminate on the date of termination. No non-competition agreement shall survive termination of the Employee's employment for the reason specified in this provision.

                  For the purposes of this Agreement, Employee shall be deemed to have become permanently disabled, if, during any year of the term of this Agreement, because of ill health, physical or mental incapacity he is completely prevented from performing the minimum requirements of his position for a period of six (6) consecutive calendar months.

                  (g) Termination by Employer After Expiration of Initial Terms. Upon the expiration of the initial three (3) year term of this Agreement set forth in Section III, Employer may terminate this Agreement by delivering to Employee written notice of Employer's intent to terminate; provided, however, that such written notice must be delivered at least one hundred eighty (180) days prior to the end of the then current term of this Agreement, including the initial three (3) year term of this Agreement. No non-competition agreement shall survive termination of the Employee's employment for the reason specified in this provision.

                  (h) Effect of Termination on Vested Benefits. Notwithstanding anything contained in this Agreement, Employee's termination of employment shall not affect the Employer's liability for the payment of vested benefits pursuant to individual contracts or state or federal law requiring the payment of such benefits.

                                   SECTION VII
                         AGREEMENTS OUTSIDE OF CONTRACT

                  This Agreement contains the complete agreement concerning the employment arrangement between the Parties and shall, as of the effective date hereof, supersede all other agreements between the Parties. The Parties stipulate that neither of them has made any representation with respect to the subject matter of this Agreement or any representations including the execution and delivery of this Agreement except such representations as are specifically set forth in this Agreement and each of the parties acknowledges that he or it has relied on its own judgment in entering into this Agreement. The Parties further acknowledge that any payments or representations that may have been made by either of them to the other prior to the date of executing this Agreement are of no effect and that neither of them has relied thereon in connection with his or its dealings with the other. However, any stock option agreement between the Parties is not merged into or affected by this Agreement except as expressly stated herein.

                                  SECTION VIII
                            MODIFICATION OF AGREEMENT

                  Any modification of this Agreement or additional obligation assumed by either Employer and Employee in connection with this Agreement shall be binding only if evidenced in writing signed by each of them or an authorized representative of each of them.

                                   SECTION IX
                          EFFECT OF PARTIAL INVALIDITY

                  The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the Parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to elimination of the invalid provision.

                                    SECTION X
                             CHOICE OF LAW AND FORUM

                  It is the intention of the Parties that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and under and pursuant to the laws of the State of North Carolina and that, in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by any reason of this Agreement, the laws of the State of North Carolina shall be applicable and shall govern to the exclusion of the law of the forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. Disputes under this Agreement shall be resolved in the state and federal courts in North Carolina.



                                   SECTION XI
                                    NO WAIVER

                  The failure of either Employer or Employee to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

                                   SECTION XII
                                 ATTORNEYS' FEES

                  In the event that any action is filed in relation to this Agreement, the unsuccessful party in the section shall pay to the successful party, in addition to all the sums that either party may be called on to pay, a reasonable sum for the successful party's attorneys' fees.


                                  SECTION XIII
                               GENERAL PROVISIONS

                  13.1 The title to the paragraphs of this Agreement are solely for the convenience of the Parties and shall not be used to explain, modify, simplify or aid in the interpretation of the provisions of this Agreement.

                  13.2 In the event of a conflict  between  this  Agreement  and
Section 10 of the Stock Option Grant received by the Employee on the Effective Date, this Agreement shall govern; except that the terms of this Agreement shall govern the vesting of present or future stock option agreements in the event of a Non-Cause Termination.

                  13.3 This Agreement shall be null and void unless NCBC and PBI merge pursuant to the terms of that certain Agreement and Plan of Reorganization dated December 27, 1999.

                  IN  WITNESS  WHEREOF,   the  Parties  now  duly  execute  this
Agreement to be effective the Effective Date.

                                           HILLSBOROUGH SAVINGS BANK, INC., SSB


                                           By:       ______________________

                                           Title:    ______________________

                                           Date:     ______________________



                                           NBC BANK, FSB


                                           By:       ______________________

                                           Title:    ______________________

                                           Date:     ______________________



                                           EMPLOYEE: ______________________




                                           Date:     ______________________